Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020
T 212.335.4500
F 212.335.4501

March 21, 2014

Central European Media Enterprises Ltd.

O’Hara House

3 Bermudiana Road

Hamilton HM08, Bermuda

Re:                            Central European Media Enterprises Ltd.:  Non-Transferable Rights to Purchase Units Consisting of a Senior Secured Note due 2017 in an Original Principal Amount Equal to $100 and Warrants to Purchase One Share of Class A Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Central European Media Enterprises Ltd., a company incorporated under the laws of Bermuda (the “Company”), and have been requested to render this opinion in connection with the registration statement on Form S-3 (the “Registration Statement”), including a related prospectus (the “Prospectus”) each as may be amended from time to time, prepared and filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  Pursuant to the Registration Statement, the Company is registering under the Securities Act 3,418,467 non-transferable subscription rights (the “Rights”), each to purchase one (1) unit, each unit consisting of (x) a Senior Secured Note due 2017 to be issued by the Company in an original principal amount equal to $100.00 pursuant to the Indenture (as defined below) (the “Notes”) and (y) 21 warrants to purchase one share of Class A Common Stock of the Company, par value $0.08 per share (the “Warrants” and the “Class A Common Stock,” respectively) at an exercise price of $1.00 per share, guarantees of the Notes (the “Guarantees”), made by CME Media Enterprises B.V., a Netherlands company, and Central European Media Enterprises N.V., a Curaçao company (each a “Subsidiary Guarantor” and together, the “Subsidiary Guarantors”), and up to 71,787,807 shares of Class A Common Stock that are issuable upon exercise of the Warrants (the “Underlying Shares”).

In our capacity as the Company’s special counsel, we have reviewed the following documents (collectively, the “Documents”):

(a)                                 The Registration Statement and Prospectus as filed with the Commission;

(b)                                 the Form of Rights Certificate (the “Rights Certificate”);

(c)                                  the Form of Indenture by and among the Company, the Subsidiary Guarantors, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), paying agent, transfer agent and registrar (the “Indenture”);

(d)                                 Specimens of the certificates representing the Notes;

(e)                                  the Form of Warrant Agreement, by and between the Company and American Stock Transfer & Trust Company (as Warrant Agent) (the “Warrant Agreement”);

(f)                                   Specimens of the certificates representing the Warrants;

(g)                                  Such other documents as we have considered necessary to the rendering of the opinion expressed below.

In examining the Documents, and in rendering the opinion set forth below, we have assumed, without independent investigation, the following:  (a) each of the parties to the Documents has duly and validly authorized, executed and delivered each of the Documents to which such party is a signatory and each instrument, agreement and other document executed in connection with the Documents to which such party (other than the Company and the Subsidiary Guarantors) is a signatory and each such party’s (other than the Company’s or the Subsidiary Guarantors,’ as applicable) obligations set forth in such Documents and each other instrument, agreement and other document executed in connection with such Documents, are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each person executing any Document and any other instrument, agreement and other document executed in connection with the Documents on behalf of any such party is duly authorized to do so; (c) each natural person executing any Document and any other instrument, agreement and other document executed in connection with the Documents is legally competent to do so; (d) there are no oral or written modifications of or amendments or supplements to the Documents (other than such modifications or amendments or supplements identified above) and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; (e) all Documents submitted to us as originals are authentic, all Documents submitted to us as certified or photostatic copies or telecopies or portable document file (“.PDF”) copies conform to the original Documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies) are genuine; (f) the Notes will be duly authenticated by the Trustee; (g) consideration that is fair and sufficient to support the obligations of the Subsidiary Guarantors under each of their respective Guarantees has been and would be deemed by a court of competent jurisdiction to have been duly received by the Subsidiary Guarantors; (h) the Warrants will be duly authenticated by the Warrant Agent; and (i) the Company has reserved and will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Class A Common Stock, solely for the purpose of enabling it to issue the Underlying Shares upon exercise of the Warrants.

To the extent that the obligations of the Company or the Subsidiary Guarantors may be dependent upon such matters, we have also assumed that:  (i) the Company, each of the Subsidiary Guarantors, the Trustee and the Warrant Agent have each been duly organized, are each validly existing and are each in good standing under the laws of their respective jurisdictions of organization; (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture, the Notes and the Guarantee; (iii) the Warrant Agent is duly qualified to engage in the activities contemplated by the Warrant Agreement and the Warrants; (iv) the Indenture will be duly authorized, executed and delivered by the Trustee and will constitute a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (v) the Warrant Agreement will be duly executed authorized, executed and delivered by the Warrant Agent and will constitute a valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms; (vi) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, the Notes and the Guarantee, with all applicable laws and regulations; and (vii) the Warrant Agent is in compliance, generally and with respect to acting as warrant agent under the Warrant Agreement, with all applicable laws and regulations.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

(a)                                 Upon exercise of the Rights, when the Indenture has been duly executed and delivered by the Company and the Subsidiary Guarantors and the Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits provided by the Indenture;

(b)                                 Upon exercise of the Rights, when the Indenture has been duly executed and delivered by the Company and the Subsidiary Guarantors and the Company has issued the Notes in accordance with the provisions of the Indenture, the Guarantees will constitute the valid and binding obligations of each of the Subsidiary Guarantors, as guarantors, enforceable against each Subsidiary Guarantor in accordance with their terms, and will be entitled to the benefits provided by the Indenture; and

(c)                                  Upon exercise of the Rights, when the Warrant Agreement has been duly executed and delivered by the Company and the Warrants have been duly executed and delivered by the Company and authenticated by the Warrant Agent in accordance with the provisions of the Warrant Agreement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

In addition to the assumptions set forth above, the foregoing opinion is further qualified as follows:

(a)                                  The foregoing opinion is rendered as of the date hereof.  We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

(b)                                  We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York.  This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of New York, each as currently in effect, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.  In particular, we express no opinion as to the laws of Bermuda, the Netherlands or Curaçao, and have relied upon opinions of Conyers Dill & Pearman (with respect to Bermuda law) and Loyens & Loeff N.V. (with respect to Dutch and Curaçao law) as to such matters.

(c)                                   We express no opinion as to compliance with the securities (or “blue sky”) laws of any jurisdiction.

(d)                                  The opinions stated herein relating to the validity, binding nature and enforceability of obligations of the Company and the Subsidiary Guarantors are subject to (a) the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (c) public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification or contribution.

(e)                                   With respect to our opinions stated herein relating to the validity, binding nature and enforceability of obligations of the Company and the Subsidiary Guarantors, we express no opinion concerning the provisions of the Indenture, the Notes, the Warrant Agreement, or the Warrants which provide for the jurisdiction of the courts of any particular jurisdiction, which may not be binding on the courts in the forums selected or excluded, the waiver of right to a jury trial, or the availability of specific performance, injunctive relief, or other equitable remedies.

(f)                                    This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

DLA Piper LLP (US)

/s/ DLA Piper LLP (US)